As filed with the Securities and Exchange Commission June 23, 2023 Registration No. 333-227064
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-227064)
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

PCB BANCORP
(Exact name of registrant as specified in its charter)

California	20-8856755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3701 Wilshire Boulevard, Suite 900, Los Angeles, CA 90010
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Pacific City Financial Corporation
2013 Equity Based Compensation Plan
2003 Pacific City Bank Stock Option Plan
(Full title of plan)

Henry Kim
President and Chief Executive Officer
PCB Bancorp
3701 Wilshire Boulevard, Suite 900
Los Angeles, CA 90010
(Name and address of agent for service)

(213) 210-2000
(Telephone number, including area code, of agent for service)

Copies of communications to:

Kenneth E. Moore, Esq.
Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, CA 93401
(805) 545-8590

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
Deregistration of Unsold Securities

PCB Bancorp (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

a.Registration Statement No. 333-227064, filed with the Commission on August 27, 2018, registering 1,506,106 shares of common stock, no par value, (“Common Stock”) of the Registrant under the Pacific City Financial Corporation 2013 Equity Based Compensation Plan (the “2013 Equity Plan”) and 2003 Pacific City Bank Stock Option Plan (the “2003 Stock Option Plan”).

At the time of filing the Registration Statement, the 2003 Stock Option Plan had terminated, and no new sales of Common Stock occurred thereunder through the Registration Statement. In connection with the expiration of the 2013 Equity Based Compensation Plan, the offerings pursuant to the Registration Statement have terminated, and all remaining unsold shares of Common Stock were rolled into the recently adopted 2023 Equity Based Compensation Plan. In accordance with the undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration a total of 411,670 shares of Common Stock, and any other securities of the Registrant, registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, PCB Bancorp certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on June 23, 2023.

PCB Bancorp

/s/ Henry Kim
Henry Kim
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the above-reference Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.